KPMG LLP
Suite 440
1111 W Jefferson Street Boise, ID 83702-5392

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-293221, 333-218742, and 333-214508) on Form S-8 of our reports dated July 24, 2026, with respect to the consolidated financial statements of Lamb Weston Holdings, Inc. and the effectiveness of internal control over financial reporting.

Boise, Idaho
July 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.